Exhibit 3.3

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF

MONTROSE ENVIRONMENTAL GROUP, INC.

Montrose Environmental Group, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

FIRST: The name of the Corporation is Montrose Environmental Group, Inc.

SECOND: The Corporation’s Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 25, 2013, and a Certificate of Amendment to the Corporation’s Certificate of Incorporation was previously filed with the Secretary of the State of Delaware on December 6, 2017 (as so amended, the “Certificate of Incorporation”).

THIRD: The following sentence is hereby added to the end of Article X of the Certificate of Incorporation:

“Notwithstanding anything to the contrary contained herein, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation, including any certificate of designations relating to any series of Preferred Stock (each hereinafter referred to as a “Preferred Stock Designation”), that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation).”

FOURTH: Article XI of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“A. In recognition and anticipation that (i) certain directors, principals, members, officers, employees and/or other representatives of one or more of the Investors and their respective Affiliates (as defined below) may serve as directors of the Corporation, (ii) one or more of the Investors and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board of Directors who are affiliated with Investors (“Investor Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article XI are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Investors, the Investor Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B. None of (i) the Investors or any of their respective Affiliates or (ii) the Investor Directors or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of its controlled Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its controlled Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its controlled Affiliates, except as provided in Section D of this Article XI. Subject to Section D of this Article XI, in the event that any Identified Person acquires knowledge of a potential transaction or other matter or business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no fiduciary duty to communicate, present or offer such transaction or other business opportunity to the Corporation or any of its controlled Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any controlled Affiliate of the Corporation for breach of any fiduciary duty as a stockholder or director of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not present such corporate opportunity to the Corporation or any of its Affiliates.

C. The Corporation and its Affiliates do not have any rights in and to the business ventures of any Identified Person, or the income or profits derived therefrom.

D. The Corporation does not renounce its interest in any corporate opportunity offered to any Investor Director if such opportunity is expressly offered to such person in writing solely in his or her capacity as a director of the Corporation, and the provisions of Section B of this Article XI shall not apply to any such corporate opportunity.

E. In addition to and notwithstanding the foregoing provisions of this Article XI, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

F. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI. Neither the alteration, amendment, addition to or repeal of this Article XI, nor the adoption of any provision of this Certificate of Incorporation, as amended (including any certificate of designation relating to any series of Preferred Stock), inconsistent with this Article XI, shall eliminate or reduce the effect of this Article XI in respect of any business opportunity first identified, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

G. For purposes of this Article XI:

(i)

“Affiliate” shall mean (a) in respect of any Investor, any Person that, directly or indirectly, is controlled by such Investor, controls such Investor or is under common control with such Investor and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of an Investor Director, any Person that, directly or indirectly, is controlled by such Investor Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation;

(ii)

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise.

(iii)	“Investor” means the Sponsor and any Transferee which holds shares of Series A-1 and Series A-2 Preferred Stock.

(iv)

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity, whether domestic or foreign.

(v)	“Sponsor” means Oaktree Capital Management, L.P. and any entities and funds affiliated therewith, including without limitation OCM Montrose Holdings, L.P. and OCM Montrose II Holdings, L.P.

(vi)

“Transferee” means any transferee of Series A-1 and Series A-2 Preferred Stock which is an Affiliate of either the Sponsor or any other Transferee (including, in each case, the funds, partnerships or other co-investment vehicles managed, advised or controlled thereby but other than, in each case, any portfolio company of any of the foregoing or the Company and its subsidiaries).”

FIFTH: This Certificate of Amendment was duly adopted in accordance with the terms of the Certificate of Incorporation and Section 141, Section 228 and Section 242 of the General Corporation Laws by the Board of Directors and the stockholders of the Corporation.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be executed by Nasym Afsari, its Secretary, this 13th day of April, 2020.

MONTROSE ENVIRONMENTAL GROUP, INC.

By:	/s/ Nasym Afsari
Name: Nasym Afsari
Title: Secretary

[Signature Page to Certificate of Amendment of Certificate of Incorporation]